Exhibit 23.2

KPMG LLP

BNY Mellon Center

Suite 3400

500 Grant Street

Pittsburgh , PA 15219-2598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated financial statements of TriState Capital Holdings, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

January 21, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

     KPMG International Limited, a private English company limited by guarantee.